Exhibit 10.6(b)
Employee Stock Units
2003 Plan
Dear _________:
     You have been granted an Award as of May _________, 2006 of _________ Stock Units of Centex Corporation (the “Company”) under the Amended and Restated Centex Corporation 2003 Equity Incentive Plan (as such plan may be amended from time to time, the “Plan”). The Stock Units awarded hereby will each be converted to a share of the common stock of the Company (“Share”) following vesting, provided you have delivered a notice of conversion to the Committee, in the form prescribed by it. Following conversion, such Shares will be freely transferable. A copy of the Plan is available to you upon request to the Law Department.
     This Award will vest at the rate of 33 1/3% per year on each of March 31, 2007, March 31, 2008, and March 31, 2009. The amounts and dates are shown below:

_________ shares on 03/31/2007	_________ shares on 03/31/2008	_________ shares on 03/31/2009
     All Stock Units not then terminated will vest in full on March 31, 2009, unless earlier vested as described in the Plan or this Award. The date on which a Stock Unit vests is called the “Vesting Date”. Vested units not yet converted by you will automatically convert into Shares and become freely transferable on May _________, 2013.
     You will forfeit all unvested Stock Units if you cease for any reason to be an employee of at least one of the employers in the group of employers consisting of the Company and its Affiliates. However, the restrictions set forth in the Plan and this Award will terminate immediately and all Stock Units covered by this Award will immediately vest in the event of your death or permanent disability. Whether you have suffered a permanent disability will be determined by the Committee, in its sole and absolute discretion. In the event of your death, the person or persons to whom the Stock Units have been validly transferred pursuant to will or the laws of descent and distribution will have all rights to the Stock Units.
     The Company may cancel and revoke this Award and/or replace it with a revised award at any time if the Company determines, in its good faith judgment, that this Award was granted in error or that this Award contains an error. In the event of such determination by the Company, and written notice thereof to you at your business or home address, all of your rights and all of the Company’s obligations as to any unvested portion of this Award shall immediately terminate. If the Company replaces this Award with a revised award, then you will have all of the benefits conferred under the revised award, effective as of such time as the revised award goes into effect.
     This Award is subject to the Plan, and the Plan will govern where there is any inconsistency between the Plan and this Award. The provisions of the Plan are also provisions of this Award, and all terms, provisions and definitions set forth in the Plan are incorporated in this Award and made a part of this Award for all purposes. Capitalized terms used but not defined in this Award will have the meanings assigned to such terms in the Plan. This Award has been signed in duplicate by the Company and delivered to you, and (when you sign below) has been accepted by you effective as of May _________, 2006.

ACCEPTED	CENTEX CORPORATION
as of May _________, 2006

[Name]	[Name]
[Title]